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                                                                    EXHIBIT 99.1

                PLANAR'S HURD TO TAKE MEDICAL LEAVE OF ABSENCE

BEAVERTON, Oregon - April 21, 1999 - Planar Systems, Inc. (Nasdaq: PLNR) president and chief executive officer Jim Hurd announced today that he intends to take a medical leave of absence from the company. Bill Walker, Planar's chairman, will become interim chief executive officer, effective May 13, until Hurd returns to the company in late 1999.

Hurd said he recently received a diagnosis that he has leukemia with a favorable prognosis for treatment. He said he plans to undergo aggressive treatment starting in mid-May.

"Bill Walker has been involved in Planar's strategies since its inception," said Hurd. "He has been instrumental in Planar's evolution from a pioneer in electroluminescent display technology to its current position as the largest producer of advanced information display products in North America and Europe. The combination of Bill's leadership with Planar's exceptional board and management team means I can take this step knowing that I do not need to worry about the company during my absence."

"The board fully supports Jim in his decision and wants him to place total priority on his medical treatment," said Walker. "Thanks to Jim's leadership and preparations, Planar is well positioned to pursue its strategy for continued growth."

Walker said that Planar's directors also are initiating a search for a president and chief operating officer. "This search is part of a succession plan developed by Jim Hurd in consultation with the board of directors," said Walker. "We expect to fill this position by the end of 1999."

"My goal is to relinquish my position as chief executive officer by the end of 2000 while remaining actively involved with Planar succeeding Bill Walker as chairman of the board," Hurd said. "My health situation has put a higher priority on implementing the succession plan we have put in place."

At the same time, Planar announced that co-founder and executive vice president Chris King has been named general manager of Planar Components Group, the company's largest business unit. He succeeds Charlie Hoke, former chief executive officer of Standish Industries, who joined Planar with its acquisition of his company in September 1997.

"Charlie had intended to retire by the end of this year. Due to the change in my situation, Charlie and I decided to move forward the date of his planned retirement to avoid any further changes in Planar's executive management team," said Hurd. "We are pleased that Charlie will continue to support Planar as a consultant to the company."
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"Charlie Hoke has done a great job consolidating and restructuring Planar
Components Group, including operations in Oregon, Wisconsin, and Finland, while moving us into larger markets with a broader set of products," said Hurd. "Chris King will use his extensive product engineering and manufacturing experience to focus on faster time to market for new products and worldwide manufacturing cost reductions."

Planar's three founders Jim Hurd, Chris King and John Laney worked together at Tektronix where they developed what would become Planar's first product, the first commercial electroluminescent display. They founded Planar in 1983, with the support of Tektronix Development Co.

The company is currently building in Hillsboro the world's most advanced facility for the production of EL displays. It recently established a licensing agreement with DENSO CORPORATION of Japan to develop the consumer automobile business for EL displays. Planar recently received major contract awards to supply displays for many of the world's most advanced military aircraft and was chosen by Mack Trucks as its sole supplier for its on-board driver information system. Planar has also recently introduced several new integrated computer/display products targeted for use in hospitals.

Hurd has an extensive history in the electronics industry in Oregon and in the display industry at the national level. He has been chairman of the Oregon Council of the American Electronics Association, a board member of the Oregon Resource and Technology Development Fund and founded the annual Oregon Technology Benchmarks Report. He was recognized in 1993 as Oregon High Technology Executive of the year.

Hurd also has served as a board member of the National American Electronics Association, and founder and chairman of the American Display Manufacturers Association. He currently serves as a Trustee of the Oregon Graduate Institute, a member of the Oregon Electronics and Technology Industry Council, and as a task force member for the Defense Science Board.

Walker has been a director of Planar since its formation, and has served as chairman since 1988. He is a former chairman and chief executive officer of Electro Scientific Industries and former president and chief operating officer of Tektronix. Walker continues to serve as vice chairman and a director of Tektronix.

Known worldwide for his leadership in the display industry, King has held numerous positions at Planar including manufacturing, product development and Chief Technology Officer. He has been a key architect of Planar's technology and product strategy and is recognized for his pioneering work to establish Planar as the worldwide market share leader in EL displays.

Hoke owned Standish Industries of Lake Mills, Wisconsin, for nine years and took the company to more than $30 million in annual revenues. He is a director of the U.S. Display Consortium and Quest Technologies.
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Planar has major manufacturing operations in Oregon, Wisconsin and, Finland and more than 900 employees worldwide. The company reported revenues of $129 million in its most recent fiscal year.